UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020 (February 17, 2020)

FRONT YARD RESIDENTIAL CORPORATION

(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation

5100 Tamarind Reef

Christiansted, United States Virgin Islands 00820

(Address of principal executive offices including zip code)

(340) 692-0525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RESI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 17, 2020, Front Yard Residential Corporation, a Maryland corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BAF Holdings, LLC, a Delaware limited liability company (“Parent”), and BAF Sub, LLC, a Maryland limited liability company (“Merger Sub”), each affiliates of Amherst Single Family Residential Partners VI, LP (“Amherst Residential Fund VI”), providing for the acquisition of the Company by Parent.

The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (“Effective Time”), the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Parent.

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Shares” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Company Subsidiary) shall be converted into the right to receive $12.50 per Share in cash without interest and subject to deduction for any required withholding tax (the “Merger Consideration”).

At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) granted under the Front Yard Residential Corporation Conversion Option Plan, the Front Yard Residential Corporation Special Conversion Option Plan, Front Yard Residential Corporation 2016 Equity Incentive Plan or the Front Yard Residential Corporation 2019 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (A) the number of Shares underlying the Company Option immediately prior to the Effective Time (irrespective of whether the performance goals have been met), multiplied by (B) the Merger Consideration minus the applicable exercise price.

Each outstanding restricted stock unit (a “Company Director-Granted RSU”) that was granted to the Company’s non-employee directors, each outstanding service-based restricted stock unit (a “Company Service-Based RSU”) and each outstanding market-based restricted stock unit (a “Company Market-Based RSU” and, together with each Company Director-Granted RSU and Company Service-Based, the “Company RSUs”), in each case, that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (A) the number of Shares underlying such Company RSU (in the case of each Company Market-Based RSU, irrespective of whether the performance goals have been met), multiplied by (B) the Merger Consideration plus (ii) the value as of the Effective Time of all accrued but unpaid dividend equivalents with respect to such Company RSU.

The parties’ obligation to consummate the Merger is subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, including: (i) the approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote thereon, (ii) the absence of any law or governmental order prohibiting the Merger, (iii) the Company’s receipt of a tax opinion relating to the REIT status of the Company, (iv) each of the lender consents (the “Existing Lender Consents”) to the Merger under the Company’s existing credit facilities that will remain in effect following the Effective Time that are effective as of the date of the Merger Agreement shall remain in full force and effect, and each Existing Lender Consent (if any) that is in escrow pending consummation of the Merger shall be released from such escrow, and shall be effective not later than, substantially concurrently with the consummation of the Merger, (v) the absence of any event of default under the Company’s existing credit facilities and the absence of any imminent event of default thereunder, (vi) no provisions of the Company’s existing credit facilities having been waived, amended, modified, supplemented or changed in a manner adverse to the Company, subject to certain exceptions, (vii) subject to the calculation methodology specified in the Merger Agreement the Company will be in compliance with certain financial covenants in certain of its existing credit facilities that will remain outstanding after the Effective Time and (viii) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations.

The Company has made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to the conduct of the Company’s business between the date of the signing of the Merger Agreement and the closing of the transactions contemplated under the Merger Agreement. The representations and warranties made by the Company are, subject to certain limited exceptions, qualified by disclosures made in its disclosure schedules and Securities and Exchange Commission (“SEC”) filings.

The Merger Agreement also contains covenants by the Company not to participate in any discussions or negotiations with any person making any proposal for an alternative transaction, and requiring the board of directors of the Company (the “Board”) to recommend to its stockholders that they approve the transactions contemplated by the Merger Agreement, in each case subject to certain exceptions. The Board may change its recommendation in certain circumstances specified in the Merger Agreement in response to an unsolicited proposal for an alternative transaction or following an intervening event.

The Merger Agreement also contains covenants by the Company (i) to use commercially reasonable efforts to comply with the terms of certain of the Company’s existing credit facilities and refrain from taking any action that would reasonably be expected to lead to a breach, violation or default under certain of the Company’s existing credit facilities and (ii) except as otherwise permitted in the Merger Agreement, not to enter into any waiver, amendment or modification or otherwise supplement or change certain of the Company’s existing credit facilities.

The Merger Agreement also contains covenants by the Company not to take certain actions that would lead to the “internalization” of its asset management or corporate governance services.

Under the Merger Agreement, each of the Company and Parent has also agreed to use reasonable best efforts to consummate the Merger.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the Merger Consideration and all related fees and expenses. Amherst Residential Fund VI has committed to capitalize Parent with an equity contribution and has provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any Parent Termination Fee (as defined below) that may become payable by Parent.

Pursuant to the terms and conditions set forth in the debt commitment letter dated February 17, 2020 (the “Debt Commitment Letter”), the lender identified therein as the Commitment Lender (the “Lender”) has committed to provide Merger Sub with debt financing in an amount greater than or equal to the full amount of the new debt financing required to consummate the Merger on the terms contemplated by the Merger Agreement. The obligation of the Lender under the Debt Commitment Letter is subject to a number of customary conditions.

The Merger Agreement contains certain termination rights for the Company and Parent, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required (i) to pay Parent a termination fee equal to $24,000,000 and (ii) to reimburse up to $8,200,000 of Parent’s reasonable and documented out-of-pocket fees and expenses.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $48,000,000 (the “Parent Termination Fee”) upon the termination of the Merger Agreement by the Company or Parent under specified conditions. Amherst Residential Fund VI, has entered into a limited guarantee with the Company to guarantee Parent’s obligation to pay the Company the Parent Termination Fee and make certain other specified payments to the Company, subject to the terms and conditions set forth in the limited guarantee.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by August 14, 2020.

In connection with the Merger Agreement, Parent has entered voting and support agreements (the “Voting Agreements”) with certain stockholders (collectively representing approximately 18% of the outstanding Shares) pursuant to which such stockholders have agreed to vote in favor of the Transaction. The Voting Agreements terminate upon termination of the Merger Agreement.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Item 7.01.	Regulation FD Disclosure.

On February 18, 2020, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K, a copy of which is filed as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1*	Agreement and Plan of Merger, dated as of February 17, 2020, by and among Front Yard Residential Corporation, BAF Holdings, LLC and BAF Sub, LLC

99.1	Press Release dated February 18, 2020.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of February 17, 2020, by and among Front Yard Residential Corporation, BAF Holdings, LLC and BAF Sub, LLC

99.1	Press Release dated February 18, 2020.

*

Schedules and Exhibits omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Front Yard Residential Corporation

February 18, 2020	By:	/s/ Robin N. Lowe
Robin N. Lowe Chief Financial Officer